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WATER PIK TECHNOLOGIES, INC.

March 2004 Quarter Conference Call Transcript

April 16, 2004

Coordinator:

Good afternoon, and thank you all for holding.  This is the conference coordinator.  I would like to inform all participants at this time, you will be able to listen-only until the question and answer session of today’s conference.  At this time, I would like to welcome you to the March 2004 Quarterly Investor conference call.  At this time, I would like to turn the call over to Mr. Jeff D’Eliscu.  Mr. Jeff D’Eliscu, you may begin, sir.

D’Eliscu:

Thank you, Mike.  Welcome to the Waterpik Technologies Quarterly Investor conference call.  This morning, we’ll be addressing our operating results for the three months and six months ended March 2004.  We will begin this morning, as usual, with opening remarks by Mike Hoopis, Waterpik Technologies President and Chief Executive Officer.  Following his remarks, Mike and Vic Streufert, Vice President of Finance and Chief Financial Officer, will be available to answer investor questions.

Before we begin, I’d like to point out that any statements made during this conference call and Webcast which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements represent the company’s judgment only as to the date of this conference call.  Actual results could differ materially from those projected in today’s statements.  As a result, participants are cautioned not to rely on these forward-looking statements.

Additionally, the company disclaims any intent or obligation to update these forward-looking statements.  No part of this conference call may be rebroadcast or reproduced in any format without the written consent of Waterpik Technologies, Inc.  Waterpik Technologies is traded on the New York Stock Exchange under the symbol of PIK and research on the Company is available from Rommel Dionisio with Roth Capital Partners.

With that said, I’d like to turn the call over to Mike Hoopis.

Hoopis:

Thank you, Jeff.  I would also like to welcome you to our call this morning.

Yesterday we reported better than expected quarterly financial results.  Our earnings per share have improved.  Our sales in both of our businesses have improved over the same quarter last year.  We experienced strong sales growth and profit improvement in each of the last two quarters, this pointing to the success of our growth initiatives.

This quarter, more than one-third of our sales were from new products, products we have introduced and had on the market less than three years.  Our stock price has doubled, up 102% since our spin-off in late 1999.  This compares to a 27.8% increase to the Russell 2000, and a 4% loss for the Dow Jones Industrials for the same time period.  We have raised our outlook for 2004 and established compounded growth rate sales and earnings targets for the 2003 through 2006 period.

For the three months ended March 2004, sales were $67.7 million, up 22%, and this generated a profit improvement for the March quarter.  Our net loss per share was $0.07, which was $0.08 per share better than last year’s $0.15 per share loss.  Both business segments exceeded our expectations for the March quarter, which historically is our seasonally low quarter.

For our Personal Health Care segment, sales increased 3% to $28.7 million, and operating income was $1.6 million, an increase of 17%.  Our shower products category sales were $16.9 million, an increase of over 9%, driven by AquaFall® and New Visions® showerheads.

For the Oral Health products category, our sales were $11 million for the quarter, up slightly compared to last year due to higher sales of professional oral care products.  New consumer products, such as SynchroSonic® toothbrush and the cordless rechargeable oral irrigator launched in 2003, have helped to expand our product offering and are beginning to achieve incremental shelf space.

For our other products category, sales were down compared to last year, due primarily to lower sales of water filtration products.  We remain optimistic about this business and are looking forward to next month’s introduction of an innovative smaller profile, end-of-faucet water filtration product.  We have had an excellent initial response for this product from retailers and from buyers at the International Houseware Show last month.

Now moving to our larger business segment, sales for the pool products and heating system segment increased 41.1% to $39 million, and the operating loss improved $1.3 million, an increase of 35.1%.  This improvement was achieved in the quarter that is historically the slowest in the pool industry.  For the quarter, sales in our pool products category were $30 million, an increase of 55% due to general increases across most product lines driven by the success of our pool builder conversion program.  Sales of heat pumps and chlorinators, which we recently acquired, contributed $4.7 million in sales to the quarter.  Heating system sales are $8.7 million, an increase of 7%, due to increased sales of commercial products driven by Rheos® and Pennant® boilers.

This year, we have continued to focus on leveraging our sales momentum into higher profitability.  We are seeing indications in each of our businesses that this effort is paying off.  As a result, last week, we announced that we were raising our sales and earnings growth targets for the 12 months ending September 2004.

For the Personal Health Care segment, we have targeted sales growth in the range of 5% to 7%.  For the six months ended March 2004, we have achieved sales growth of 6.2%, and the operating margin increased to 5.8% from 3%.  For the Pool Products and Heating Systems segment, including the Air Energy and Huron Tech Systems acquisitions, we have set sales targets in the range of 16% to 18%.  For the six months ended March 2004, we have achieved sales growth of 26.7%, and the operating margin increased to 5.1% from 2.9%.

For the consolidated business, we have set sales targets in the range of 12% to 14%.  For the six months ended March 2004, we have achieved sales growth of 17.7%, and operating margin increased to 5.4% from 2.9%.  In addition, for the 12 months ending September 2004, we are now targeting earnings in the range of $1.00 to $1.05 per share.  This earnings target compares to $0.73 per share from continuing operations for the same period ended September 2003.

We want to emphasize that, in this quarter, it became more clear that our business is beginning to benefit from the investments we have made over the past few years to improve sales and profitability.  Now, our businesses are stronger than ever.  Today, as a result of our strategies and our initiatives to grow our businesses, we now compete in larger and growing markets, we have reinvigorated all of our core businesses; we have developed a lower cost manufacturing capability while at the same time maintaining a solid balance sheet.  The strong performance that we experienced in the last two quarters has continued into 2004.  This indicates that our growth strategies are gaining momentum in the marketplace.

Yesterday, based on our current business plan that includes recent acquisitions, we extended our outlook.  Now, our target is to achieve compounded growth rates for sales of 9% and growth of operating income of 25% for the period beginning with the 12 months ended September 2003 through fiscal year 2006.  Additionally, we announced an operating margin target of 8% for the fiscal year ending September 2006, compared to approximately 5% for the 12 months ended September 2003.

In addition, we continue to focus on leveraging our sales momentum into higher profitability.  As we continue into our next phase of growth, we are in the midst of completing a review of our business as part of our annual strategic planning process.  We anticipate that this review will allow us to build on our successful strategies thus far and to identify additional opportunities to enhance stockholder value.  We are very proud of the strong results we are reporting today, and we look to the future with renewed confidence and optimism that we will continue to create more value for stockholders of Water Pik.  We intend to update the investment community as our review is completed later this year.

At this time, let’s begin the question and answer session.

D’Eliscu:

Thank you, Mike.  Before we begin the question and answer session of our conference call, will you please provide instructions for our participants?

Coordinator:

Thank you, sir.  At this time, we are ready to begin the question and answer session.  Our first question comes from Rommel Dionisio.  Please state your company name.

Dionisio:

I’m with Roth Capital.  Good morning, gentlemen.  On the Personal Health Care side, you’re looking for 5% to 7% top line growth.  Mike, how would you sort of break that down?  Do you expect over the course, shower to be the strong category here?  You mentioned some strong product—some of your product introductions and others as well, just that we could sort of talk about that growth and how you see that playing out?

Hoopis:

As we just reported, the shower category is up about 9% in this past quarter.  We continue to see strong momentum in our shower business.  I think in our other two major categories, we talked about our water filtration business.  I think the interesting possibility there for us is that our new innovative water filtration product, which will be launched next month, for the first time gives us the opportunity there to turn around a declining business; a business that has been declining for several years now.  So we would look to see some incremental growth out of water filtration.

On the Oral Health side of our business, our irrigator business is strong, especially with the launch of our new cordless rechargeable product.  The Flosser business remains as an upside for us, and our toothbrush business has been kind of a slow growth, gaining shelf space opportunity.  But as we put that entire oral care products package together, we’re gaining better reception from retailers as a full-line supplier of oral care products.  So that’s kind of how I would see that playing out, with new products really sprinkled in across all the categories.

Dionisio:

Okay.  And just one housekeeping question.  Acquisitions were $4.7 million in the quarter, so if I did the math right—organic growth in pools about 24%?  Is that right, Vic?

Streufert:

That would be about correct.  Yes.

Dionisio:

Okay.  Great.  Thanks very much.

Coordinator:

Our next question is from Jeff Feinberg.  Please state your company name.

Feinberg:

JLF Asset Management.  Good afternoon.  Just wanted to follow up with regard to the long-range plans that you’ve set out there.  If you could talk a little about what type of organic growth you need to achieve that 8% EBIT margin, looking out couple of years, and what are the keys to achieving that type of organic growth, please?  And then the reason I asked you that is I thought that you all had talked in the past about some of the newer products—I mean, pool and heating side having lower margins and some of the insurance costs going up, which I’d thought maybe would prevent you from returning back to 8%.

Hoopis:

Well, that’s a long question.

Streufert:

Regarding to that, the outlook, we’ve not provided any specific guidance with regards to what portion of our sales growth is coming from organic, as the term has been used.  The growth rate for the next couple of years beyond ‘04 does includes the benefit of the two acquisitions that we’ve already announced.  It doesn’t include any other acquisition.

Feinberg:

Do the new acquisitions have much higher margins?  Is that perhaps—I’m trying to understand how you get back to 8%.  That’s what I’m trying to understand.

Hoopis:

The acquisition that we announced in January, that includes the chlorination product, as well as the heat exchanger going into the heat pump, those are beneficial to margins; both of those, in one case, the component, and in one case, the new product.  When you have sales growth in a high single-digit range, we’re expecting to get some leverage out of our SG&A expenses, as well.

Feinberg:

Forgive me, maybe it’s the last point that I was confused on.  Now when you said sales growth high, single-digit, does that include the acquisitions or is that just from the existing operations?

Hoopis:

That includes the acquisitions.

Feinberg:

So perhaps, is there a simple way for those of us less familiar with the sizes of acquisitions, etc., to give a sense, perhaps, just this year?  What does that mean in terms of organic growth?

Hoopis:

You’re asking what portion of our estimate for this year relates to organic growth, is that your question?

Feinberg:

Yes, please.

Hoopis:

Yes.  I think you need to just look to the guidance we’ve given, the portions of our quarter and six-month period that relates to organic versus total growth.

Feinberg:

Forgive me.  I don’t have it in handy.  Would you be able to provide that?

Hoopis:

You just need to refer to our press release.  Jeff has it here.

D’Eliscu:

The 13.6% is for the quarter.

Streufert:

And it’s 11% organic six-month period year-to-date.

Feinberg:

Okay.  I thought you had mentioned 9% for the year?

Hoopis:

Nine percent is the compounded growth rate for the period of ‘03 to ‘06.

Feinberg:

I see.  Okay.  But this year, we would expect it to be higher than that, of course, because of the acquisitions.

Hoopis:

Correct.

Feinberg:

Okay.  Thank you for clarifying.  Thank you.

Coordinator:

Our next question comes from George Nooney.  Please state your company name.

Nooney:

LAR Management.  According to the estimates that appear in your press release as to the estimated growth for percentages of sales for the year, I compute roughly that the sales in the second half ended September ‘04 will equal the sales of the first half.  I was just wondering if you could comment whether or not that’s accurate and if so, why would that be, considering seasonality issues that might be there, and the fact that you recently made an acquisition that, obviously, won’t be anniversary?

Hoopis:

I’ll tell you, there was a fiscal year change in there.  I’m not sure if you’re taking that into consideration.  Our fiscal year now ended in December, which excludes the big quarter at the end of the year.

Nooney:

Yes.  I computed the 12 months sales ended September ‘03 as $293 million.  I took an average of, maybe, 12.5% increase to bring it up to $328 and subtract that to $165 you’ve already experienced, and you’ve got another of about $165 left, which is flat with the first half.

Streufert:

I think we probably should take that off line and just so we can review your computations.

Nooney:

Okay.  That’s fine.

Coordinator:

Thank you.  Our next question comes from Evan Greenberg.  Please state your company name.

Greenberg:

Meadowbrook Capital Management.  I wanted to get an idea in terms of the pool and heating business in that area.  What kind of growth are you seeing there?  Is that accelerating?  Is that becoming a more and more important part of the business?

Hoopis:

Well, pool products and heating system is the largest portion of our business.  The growth rates there have been—we’ve experienced the largest growth in that segment, both from organic and through a couple of strategic acquisitions we’ve made over the last nine months, and the most recent one just back in January of this year.  So we would expect, as we put together our full portfolio of products on our pool side, so where we are now a full-line supplier to pool builders across the country that have converted and continue to convert builders to the Jandy® product system, that as we’ve already put it in front of our outlook, we would expect that to continue to have significant growth for us going forward.

Greenberg:

Are you seeing economies of scale there?

Hoopis:

In what way?

Greenberg:

In terms of overall mix, I guess, that we were talking before about the overall gross margins of that pool business being less than the overall gross margins of the consumer business, alluding to that earlier.  But are you going to see economies of scale there as these businesses grow, and as you make more acquisitions are you starting to see some of those economies of scale that you would look for?

Hoopis:

Obviously, we think we can leverage profitability off of these, the big sales growths we’re getting there.  Some of that is additional manufacturing cost reduction.  We think there are probably economies throughout the distribution chain, the supply chain to our customers.  So I would say, as we grow, we would expect, and I think we’ve mentioned here in my opening comments, that one of our focuses now is to leverage profitability off these big sales increases on that side of the business.

Greenberg:

All right.  Thanks a lot.

Coordinator:

Thank you.  At this time, we are showing no questions.  Mr. D’Eliscu, we are showing no questions at this time.

Hoopis:

Okay.  So let me just make a few comments in closing.

Since November 1999, we have pursued the plans to invest in the business to grow sales and generate profits.  The strong sales growth and profit improvement we experienced in the last two quarters points to the success of our growth initiatives.  Our stock price is trading near its all-time high.  We have raised our outlook for 2004 and established financial targets that provide our future performance expectations and the opportunity to deliver even better performance and greater shareholder value.

Under the leadership of our Board and management team, we have delivered increased value to our stockholders.  We are confident and optimistic about the future of Water Pik, and in our upcoming proxy vote, your board is asking for your support so we can continue these efforts to create value for the stockholders of Water Pik.  In particular, the Company’s Board of Directors has unanimously recommended that stockholders vote in favor of Water Pik’s incumbent Directors: William G. Ouchi and myself.

I’d like to thank you all for joining us today and have a very nice day.  Thank you very much.